EXHIBIT 2.01

AGREEMENT AND PLAN

OF REORGANIZATION AND SHARE EXCHANGE

BY AND BETWEEN

BANK OF WILMINGTON

AND

BANK OF WILMINGTON CORPORATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (the “Agreement”) is entered into as of the 24th day of June, 2005, by and between BANK OF WILMINGTON (the “Bank”) and BANK OF WILMINGTON CORPORATION (“BankCorp”).

WHEREAS, the Bank is a North Carolina banking corporation with its principal office and place of business located in Wilmington, North Carolina, and which is authorized by its Articles of Incorporation to issue 12,500,000 shares of common stock, each of $3.50 par value (“Bank Stock,” of which there are 2,733,096 shares issued and outstanding); and,

WHEREAS, BankCorp is a North Carolina business corporation with its principal office and place of business located in Wilmington, North Carolina, which is authorized by its Articles of Incorporation to issue 12,500,000 shares of common stock, each of $3.50 par value (“BankCorp Stock,” of which there are 100 shares issued and outstanding), and which has been organized by the Bank at the direction of its Board of Directors for the purpose of acquiring all of the outstanding shares of the Bank’s common stock and thereby becoming the Bank’s parent bank holding company; and,

WHEREAS, it is proposed that BankCorp become the Bank’s parent bank holding company through a statutory share exchange in which, subject to approval by the Bank’s shareholders and required regulatory approvals, the outstanding shares of the Bank’s common stock would be converted into and exchanged for newly issued shares of BankCorp Stock and the Bank would become the wholly-owned subsidiary of BankCorp (the “Share Exchange”); and,

WHEREAS, the Share Exchange is proposed to be effected as provided in, and in accordance with the terms of, this Agreement, including the plan of share exchange attached as Attachment A hereto (the “Plan of Share Exchange”); and,

WHEREAS, the Bank’s Board of Directors has approved this Agreement and will recommend to the Bank’s shareholders approval of the Plan of Share Exchange and the transactions described therein, including, among other things, an exchange of the outstanding shares of Bank Stock for newly issued shares of BankCorp Stock, all in the manner and upon the terms and conditions hereinafter set forth; and,

WHEREAS, BankCorp’s Board of Directors has approved this Agreement, the Plan of Share Exchange contained herein, and the transactions described therein, including the issuance of shares of BankCorp Stock to the Bank’s shareholders in exchange for their outstanding shares of Bank Stock, all as hereinafter set forth.

NOW, THEREFORE, the Bank and BankCorp, for and in consideration of the premises and their mutual promises, and subject to the terms and conditions hereinafter contained, hereby adopt and make this Agreement and mutually agree as follows:

ARTICLE I. THE SHARE EXCHANGE

1.1 Nature and Effect of Share Exchange; Plan of Share Exchange.

(a) Subject to the provisions of this Agreement, and in the manner provided in the Plan of Share Exchange, at the “Effective Time” (as defined in Paragraph 1.5 below) each then outstanding share of Bank Stock will be exchanged for one newly issued share of BankCorp Stock as more particularly described in Paragraph 1.2 below and with the effect provided for under N.C. Gen. Stat. §§ 55-11-03 and 55-11-06.

(b) The shares of BankCorp Stock which are outstanding immediately prior to the Effective Time will not be exchanged or altered in any manner as a result of the Share Exchange, but, at the Effective Time, such outstanding shares shall be repurchased by BankCorp from the current holder thereof as described in Paragraph 1.3 below.

(c) Following the Effective Time, the Bank shall be and operate as the wholly-owned banking subsidiary of BankCorp and will continue to conduct the business of a North Carolina banking corporation under the name “Bank of Wilmington” at its main office and then legally established branch offices.

1.2 Conversion and Exchange of Stock.

(a) Conversion of Bank Stock. Except as otherwise provided in this Agreement, at the Effective Time all rights of the Bank’s shareholders with respect to all outstanding shares of Bank Stock shall cease to exist and, as consideration for and to effectuate the Share Exchange, each such outstanding share shall be converted, without any action on the part of the Bank, BankCorp, or the holder thereof, into one newly issued share of BankCorp Stock.

At the Effective Time, the Bank’s stock transfer books shall be closed and there shall be no further transfers of Bank Stock on its stock transfer books or the registration of any transfer of a certificate evidencing Bank Stock (a “Bank Certificate”) by any holder thereof, and the holders of Bank Certificates shall cease to be, and shall have no further rights as, shareholders of the Bank other than as provided in this Agreement. Following the Effective Time, Bank Certificates shall evidence only the right of the registered holders thereof to receive certificates for the numbers of whole shares of BankCorp Stock (“BankCorp Certificates”) to which they shall have become entitled on the basis set forth above, plus cash for any fractional share interests as provided herein, or, in the case of Bank Stock held by shareholders who properly shall have exercised and perfected dissenters’ rights under Article 13 of N.C. Gen. Stat. Chapter 55, cash as provided in Paragraph 1.2(e) below.

(b) Surrender and Exchange of Stock Certificates.

(i) Prior to the Effective Time, the Bank and BankCorp shall designate the transfer agent for Bank Stock to act as agent for the holders of Bank Stock in connection with the Share Exchange (the “Exchange Agent”). At the Effective Time, BankCorp shall instruct the Exchange Agent to issue an aggregate number of shares of BankCorp Stock equal to the number of shares into which the outstanding shares of Bank Stock shall have been converted and exchanged as provided above; and, the Bank shall issue and deliver to BankCorp one certificate representing the aggregate number of shares of Bank Stock as were outstanding immediately prior to the Effective Time and which shall have been converted into and exchanged for shares of BankCorp Stock.

(ii) As promptly as practicable after the Effective Time, the Bank and BankCorp shall cause to be mailed to each of the Bank’s former record shareholders, as of the Effective Time, whose shares of Bank Stock were converted and exchanged into BankCorp Stock pursuant to Paragraph 1.2(a) a letter of transmittal (which shall be in such form and have such other provisions as the

Bank and BankCorp may reasonably specify) and instructions for effecting the surrender of Bank Certificates in exchange for BankCorp Certificates. Delivery of Bank Certificates shall not be effected, and risk of loss of a Bank Certificate shall not pass, until proper delivery of the Bank Certificates are made to the Exchange Agent with a properly completed transmittal letter. Upon surrender of a Bank Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the Exchange Agent promptly shall issue and deliver to the record holder of that Bank Certificate a BankCorp Certificate evidencing the number of shares of BankCorp Stock into which the holder’s Bank Stock has been converted and exchanged, and the surrendered Bank Certificate shall be cancelled.

Subject to subparagraph 1.2(f). below, no certificate for any shares of BankCorp Stock shall be delivered to any former shareholder of the Bank unless and until the shareholder shall have surrendered to the Exchange Agent the Bank Certificate(s) formerly representing his or her shares of Bank Stock. Further, until such Bank Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of BankCorp Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Bank Certificate(s); provided, that, upon surrender of such Bank Certificate(s), the holder thereof shall be entitled to receive the amount of any such dividends or distributions as shall have accrued but remain unpaid with respect to the shares of BankCorp Stock represented by such Bank Certificate(s).

(c) Antidilutive Adjustments. If, prior to the Effective Time, the Bank or BankCorp shall declare any dividend payable in shares of its respective common stock or shall subdivide, split, reclassify or combine the presently outstanding shares of its common stock, then an appropriate and proportionate adjustment shall be made in the number of shares of BankCorp Stock into which each share of Bank Stock will be converted and exchanged at the Effective Time.

(d) Treatment of Fractional Shares. No scrip or certificates representing fractional shares of BankCorp Stock will be issued and no right to vote or to receive any dividend or other distribution shall attach to any fraction of a share of BankCorp Stock resulting from the Share Exchange. In the event that the conversion and exchange of Bank Stock held by any shareholder results in a fraction of a share of BankCorp Stock, the Exchange Agent shall sell the aggregate of such fractional shares at public auction or by private sale (including a sale to BankCorp itself), or through a dealer or by any other reasonable method, at its election, for the best available price, and remit the net proceeds of such sale(s) to the Bank’s shareholders in accordance with their respective interests therein.

(e) Dissenters. Any shareholder of the Bank who properly exercises and perfects dissenters’ rights under Article 13 of N.C. Gen. Stat. Chapter 55 shall be entitled to receive payment of the fair value of his or her shares of Bank Stock in the manner and pursuant to the procedures provided therein. Any shares of BankCorp Stock authorized to be issued but not exchanged for shares of Bank Stock because of the dissent of a shareholder of the Bank and the receipt by him or her of cash in lieu of shares may be sold by the Exchange Agent at public auction or by private sale (including a sale to BankCorp itself), or through a dealer or by any other reasonable method, at its election, for the best available price, and the net proceeds of any such sale(s) shall be retained by BankCorp.

(f) Lost Certificates. Shareholders of the Bank whose Bank Certificates have been lost, destroyed, stolen, or are otherwise missing shall be entitled to receive BankCorp Certificates representing the BankCorp Stock to which they are entitled in accordance and upon compliance with conditions imposed by the Bank and BankCorp pursuant to North Carolina law, including the requirement that such shareholders provide an affidavit with respect to the loss, destruction or theft of their Bank Certificates, together with an indemnification agreement and surety bond in such sum as the Bank and BankCorp may direct (or other indemnification satisfactory to the Bank and BankCorp) against any claim made against them with respect to shares of Bank Stock represented by the Bank Certificate claimed to have been lost, stolen or destroyed or the shares of BankCorp Stock issued in exchange therefor.

(g) Conversion of Stock Options; Adoption of Stock Option Plans. At the Effective Time, each then current outstanding option to purchase shares of Bank Stock (the “Bank Stock Options”) previously granted pursuant to the Bank’s Incentive Stock Option Plan and Nonstatutory Stock Option Plan, each as amended (the “Plans”), shall be converted, without any action on the part of the Bank, BankCorp, or the holder thereof, into an option to purchase an equal number of shares of BankCorp Stock on the same terms and conditions (including exercise price) as then are in effect with respect to those outstanding Bank Stock Options under the written agreements pertaining thereto and the written plans under which such options were issued. The Plans shall be adopted by BankCorp as its own, and the options to purchase shares of BankCorp Stock into which the Bank Stock Options are converted shall be treated as stock options granted pursuant to the terms of such Plans. Following the Effective Time, BankCorp from time to time may grant additional options to purchase shares of BankCorp Stock in accordance with, and subject to the limitations provided in, the Plans.

1.3. Repurchase of Currently Outstanding BankCorp Stock. At the Effective Time, the 100 shares of BankCorp Stock outstanding on the date of this Agreement shall be repurchased by BankCorp from the holder thereof at a price equal to the price originally paid therefor and those shares shall be cancelled.

1.4. Articles, Bylaws, and Management. The Articles of Incorporation and Bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Bank as the wholly-owned subsidiary of BankCorp, and the officers and directors of the Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The Articles of Incorporation and Bylaws of BankCorp in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of BankCorp as the parent company of the Bank, and the officers and directors of BankCorp in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.5. Closing and Effective Time. The consummation and closing of the Share Exchange (the “Closing”) shall take place at the offices of the Bank in Wilmington, North Carolina, or at such other place as the Bank shall designate, and on a date specified by the Bank (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Share Exchange by governmental or regulatory authorities. At the Closing, the Bank and BankCorp shall take such actions (including without limitation the execution of Articles of Share Exchange under North Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Share Exchange and cause it to become effective. The Share Exchange shall become effective on the date and at the time (the “Effective Time”) so specified in Articles of Share Exchange which shall include the Plan of Share Exchange and which shall be duly executed by BankCorp as the acquiring entity and shall be presented to and filed by the North Carolina Secretary of State, following approval thereof by the North Carolina Commissioner of Banks, all in accordance with North Carolina law.

ARTICLE II. ADDITIONAL AGREEMENTS

2.1. Approval of Shareholders. This Agreement and the Plan of Share Exchange shall be submitted for approval, ratification, and confirmation to the shareholders of the Bank at a special meeting of shareholders to be duly called and held in accordance with the Bank’s Bylaws and all applicable provisions of law following the date hereof. The Bank will prepare and mail to its shareholders as soon as practicable and in accordance with law a proxy statement (the “Proxy Statement”) for purposes of the solicitation of appointments of proxy for use at the special meeting. The Proxy Statement will indicate that the Board of Directors of the Bank considers the Share Exchange to be advisable and to the advantage of the Bank and its shareholders and, accordingly, that it recommends ratification and approval of this Agreement and the Plan of Share Exchange and the transactions contemplated hereby.

2.2. Regulatory Approvals. The Bank and BankCorp each shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications or notices for or relating to regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to or in connection with the Share Exchange.

2.3. “Blue Sky” Approvals. BankCorp shall take all such actions under applicable state securities laws as reasonably shall be necessary to cause BankCorp Stock to be issued upon consummation of the Share Exchange, at the time of the issuance thereof, to be duly qualified or registered (unless exempt), to cause all conditions to any exemptions from qualification or registration under applicable state securities laws to have been satisfied, and to obtain any and all required approvals or consents to the issuance thereof.

2.4. Nasdaq Listing. BankCorp shall take all such actions as reasonably shall be necessary to cause the BankCorp Stock to be issued upon consummation of the Share Exchange, at the time of the issuance thereof, to be listed for trading on The Nasdaq SmallCap Market.

2.5. Further Action. The Bank and BankCorp each will use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the consummation of the Share Exchange at the earliest possible date, and each of them will cooperate fully with the other in delivering all documents or instruments reasonably necessary or useful to any party hereto in carrying out such transactions.

2.6. “Affiliates” of the Bank. The Bank shall, if requested by BankCorp following the execution and delivery of this Agreement, promptly deliver to BankCorp a list of persons deemed by it and its counsel to be “affiliates” of the Bank as that term is defined in Rule 405 promulgated under the Securities Act of 1933, and, thereafter, the Bank agrees that, if requested by BankCorp, each such affiliate (as well as such additional persons as shall be deemed by BankCorp to be affiliates of the Bank, including certain persons, trusts, estates, corporations, or other entities related to persons deemed to be affiliates of the Bank) shall execute and deliver to BankCorp a written agreement (an “Affiliates’ Agreement”) in form and content satisfactory to BankCorp relating to restrictions on shares of BankCorp Stock to be received by such affiliates pursuant to this Agreement. In such event, certificates for the shares of BankCorp Stock issued to affiliates of the Bank shall bear a restrictive legend (substantially in the form set forth in the Affiliates’ Agreement) with respect to the restricted nature of such shares.

ARTICLE III. CONDITIONS PRECEDENT TO SHARE EXCHANGE

The obligations of the Bank to consummate the Share Exchange shall be conditioned upon the satisfaction of the following conditions precedent on or prior to the Closing Date.

3.1. Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, business, properties, assets, or operation of the Bank or BankCorp, nor shall any event have occurred, which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

3.2. Adverse Proceedings, Injunction, Etc. There shall not be any order, decree, or injunction of any court or agency of competent jurisdiction which enjoins or prohibits consummation of the Share Exchange or any of the parties hereto from consummating such transaction, nor any pending or threatened investigation of such transactions by the United States Department of Justice, or any suit, action, or proceeding instituted by any governmental, administrative, or regulatory agency, or otherwise, pending or threatened before any court or governmental agency, seeking to restrain or prohibit the Bank or BankCorp from carrying out any of the terms or provisions of this Agreement or that causes the Bank to deem it inadvisable for any reason to consummate the Share Exchange.

3.3. Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions. (a) The Share Exchange shall have been approved, to the extent required by law, by all governmental or regulatory agencies or authorities having jurisdiction over such transaction; (b) no governmental or regulatory agency or authority shall have withdrawn its approval of such transaction or imposed any condition on such transaction or conditioned its approval thereof, which condition is reasonably deemed by the Bank to be disadvantageous or burdensome; (c) any waiting periods required following necessary approvals by governmental or regulatory agencies or authorities shall have expired; and (d) all other consents, approvals, and permissions, and all other requirements prescribed by law, necessary to the carrying out of such transaction shall have been procured or complied with.

3.4. Approval by Boards of Directors and Shareholders. The Boards of Directors of the Bank and BankCorp shall have duly approved and adopted this Agreement by appropriate resolutions, and the shareholders of the Bank shall have duly approved, ratified, and confirmed this Agreement to the extent required by and in accordance with this Agreement and applicable North Carolina law.

3.5. Compliance with “Blue Sky” Requirements. The BankCorp Stock to be issued upon consummation of the Share Exchange shall have been duly qualified or registered (unless exempt) by BankCorp under applicable state securities laws, all conditions to any exemptions from qualification or registration shall have been satisfied, and any and all required approvals or consents to the issuance of such BankCorp Stock shall have been obtained.

3.6. Nasdaq Listing. The BankCorp Stock to be issued upon consummation of the Share Exchange shall have been approved for listing on The Nasdaq SmallCap Market.

3.7. Favorable Federal Tax Aspects of Share Exchange. The Bank shall have received favorable assurances which are satisfactory to it, in the form of a favorable opinion of either the Bank’s independent certified public accountants or its legal counsel, to the effect that the Share Exchange will be treated for tax purposes under the Internal Revenue Code of 1986, as amended, as a tax-free reorganization, and that such related matters as are customarily covered by such opinions shall be favorably treated for tax purposes.

3.08. No Termination or Abandonment. This Agreement shall not have been terminated by any party hereto.

3.09 Articles of Share Exchange; Other Actions. Articles of Share Exchange in the form described in Paragraph 1.5. above shall have been duly executed by BankCorp as provided in that Paragraph.

ARTICLE IV. TERMINATION

At any time prior to the Effective Time, and whether before or after approval hereof by the shareholders of the Bank, this Agreement may be terminated by action of the Bank’s Board of Directors for any reason satisfactory to it.

ARTICLE V. MISCELLANEOUS PROVISIONS

5.1. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon strict compliance by any other party with any obligation, or any custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand a full and complete compliance with such terms.

5.2. Amendment. This Agreement may be amended, modified, or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the Bank’s shareholders, by an agreement in writing approved by a majority of the Boards of Directors of BankCorp and the Bank and executed in the same manner as this Agreement; provided, however, that, following the approval of this Agreement and the Plan of Share Exchange by the Bank’s shareholders, and except as authorized herein, no change may be made in the number of shares of BankCorp Stock specified herein into which each share of Bank Stock will be converted without the approval of the Bank’s shareholders of that change.

5.3. Further Assurance. The Bank and BankCorp each will furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations, and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

5.4. Headings and Captions. Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

5.5. Entire Agreement. This Agreement contains the entire agreement of the Bank and BankCorp with respect to the transactions contemplated herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to any party hereto or other provisions other than those contained herein.

5.6. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement, or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

5.7. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

5.8. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

IN WITNESS WHEREOF, the Bank and BankCorp each has caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

BANK OF WILMINGTON

ATTEST:	By:	/S/ Cameron Coburn
Cameron Coburn
Chairman and Chief Executive Officer
/S/ Michelle Southerland
Corporate Secretary

BANK OF WILMINGTON CORPORATION

ATTEST:	By:	/S/ Cameron Coburn
Cameron Coburn
Chairman and Chief Executive Officer
/S/ Michelle Southerland
Corporate Secretary

ATTACHMENT A

TO AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE

PLAN OF SHARE EXCHANGE

BY AND BETWEEN

BANK OF WILMINGTON

AND

BANK OF WILMINGTON CORPORATION

1.1 Corporations Participating in Share Exchange. The names of the corporations participating in the share exchange (the “Share Exchange”) contemplated by this Plan of Share Exchange (the “Plan of Share Exchange”) are BANK OF WILMINGTON (the “Bank”) and BANK OF WILMINGTON CORPORATION (“BankCorp”). BankCorp will be the acquiring corporation in the Share Exchange and will acquire all of the outstanding shares of the Bank’s common stock pursuant to the terms and conditions of this Plan of Share Exchange.

1.2 Nature and Effect of Share Exchange.

(a) Pursuant to and subject to the provisions of this Plan of Share Exchange, at the “Effective Time” (as defined in Paragraph 1.6 below) each then outstanding share of the Bank’s common stock, $3.50 par value per share (“Bank Stock”), will be exchanged for one newly issued share of BankCorp’s common stock, $3.50 par value per share (“BankCorp Stock”), as more particularly described in Paragraph 1.3 below and with the effect provided for under N.C. Gen. Stat. §§ 55-11-03 and 55-11-06.

(b) The shares of BankCorp Stock which are outstanding immediately prior to the Effective Time will not be exchanged or altered in any manner as a result of the Share Exchange, but, at the Effective Time, such outstanding shares shall be repurchased by BankCorp from the current holder thereof as described in Paragraph 1.4 below.

(c) Following the Effective Time, the Bank shall be and operate as the wholly-owned banking subsidiary of BankCorp and will continue to conduct the business of a North Carolina banking corporation under the name “Bank of Wilmington” at its main office and then legally established branch offices.

1.3 Conversion and Exchange of Stock.

(a) Conversion of Bank Stock. Except as otherwise provided in this Plan of Share Exchange, at the Effective Time all rights of the Bank’s shareholders with respect to all outstanding shares of Bank Stock shall cease to exist and, as consideration for and to effectuate the Share Exchange, each such outstanding share shall be converted, without any action on the part of the Bank, BankCorp, or the holder thereof, into one newly issued share of BankCorp Stock.

At the Effective Time, the Bank’s stock transfer books shall be closed and there shall be no further transfers of Bank Stock on its stock transfer books or the registration of any transfer of a certificate evidencing Bank Stock (a “Bank Certificate”) by any holder thereof, and the holders of Bank Certificates shall cease to be, and shall have no further rights as, shareholders of the Bank other than as provided in this Agreement. Following the Effective Time, Bank Certificates shall evidence only the right of the registered holders thereof to receive certificates for the numbers of whole shares of BankCorp Stock (“BankCorp Certificates”) to which they shall have become entitled on the basis set forth above, plus cash for any fractional share interests as provided herein, or, in the case of Bank Stock held by shareholders who properly shall have exercised and perfected dissenters’ rights under Article 13 of N.C. Gen. Stat. Chapter 55, cash as provided in Paragraph 1.3(e) below.

(b) Surrender and Exchange of Stock Certificates.

(i) Prior to the Effective Time, the Bank and BankCorp shall designate the transfer agent for Bank Stock to act as agent for the holders of Bank Stock in connection with the Share Exchange (the “Exchange Agent”). At the Effective Time, BankCorp shall instruct the Exchange Agent to issue an aggregate number of shares of BankCorp Stock equal to the number of shares into which the outstanding shares of Bank Stock shall have been converted and exchanged as provided above; and, the Bank shall issue and deliver to BankCorp one certificate representing the aggregate number of shares of Bank Stock as were outstanding immediately prior to the Effective Time and which shall have been converted into and exchanged for shares of BankCorp Stock.

(ii) As promptly as practicable after the Effective Time, the Bank and BankCorp shall cause to be mailed to each of the Bank’s former record shareholders, as of the Effective Time, whose shares of Bank Stock were converted and exchanged into BankCorp Stock pursuant to Paragraph 1.3(a) a letter of transmittal (which shall be in such form and have such other provisions as the Bank and BankCorp may reasonably specify) and instructions for effecting the surrender of Bank Certificates in exchange for BankCorp Certificates. Delivery of Bank Certificates shall not be effected, and risk of loss of a Bank Certificate shall not pass, until proper delivery of the Bank Certificates are made to the Exchange Agent with a properly completed transmittal letter. Upon surrender of a Bank Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the Exchange Agent promptly shall issue and deliver to the record holder of that Bank Certificate a BankCorp Certificate evidencing the number of shares of BankCorp Stock into which the holder’s Bank Stock has been converted and exchanged, and the surrendered Bank Certificate shall be cancelled.

Subject to subparagraph 1.3(f). below, no certificate for any shares of BankCorp Stock shall be delivered to any former shareholder of the Bank unless and until the shareholder shall have surrendered to the Exchange Agent the Bank Certificate(s) formerly representing his or her shares of Bank Stock. Further, until such Bank Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of BankCorp Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Bank Certificate(s); provided, that, upon surrender of such Bank Certificate(s), the holder thereof shall be entitled to receive the amount of any such dividends or distributions as shall have accrued but remain unpaid with respect to the shares of BankCorp Stock represented by such Bank Certificate(s).

(c) Antidilutive Adjustments. If, prior to the Effective Time, the Bank or BankCorp shall declare any dividend payable in shares of its respective common stock or shall subdivide, split, reclassify or combine the presently outstanding shares of its common stock, then an appropriate and proportionate adjustment shall be made in the number of shares of BankCorp Stock into which each share of Bank Stock will be converted and exchanged at the Effective Time.

(d) Treatment of Fractional Shares. No scrip or certificates representing fractional shares of BankCorp Stock will be issued and no right to vote or to receive any dividend or other distribution shall attach to any fraction of a share of BankCorp Stock resulting from the Share Exchange. In the event that the conversion and exchange of Bank Stock held by any shareholder results in a fraction of a share of BankCorp Stock, the Exchange Agent shall sell the aggregate of such fractional shares at public auction or by private sale (including a sale to BankCorp itself), or through a dealer or by any other reasonable method, at its election, for the best available price, and remit the net proceeds of such sale(s) to the Bank’s shareholders in accordance with their respective interests therein.

(e) Dissenters. Any shareholder of the Bank who properly exercises and perfects dissenters’ rights under Article 13 of N.C. Gen. Stat. Chapter 55 shall be entitled to receive payment of the fair value of his or her shares of Bank Stock in the manner and pursuant to the procedures provided therein. Any shares of BankCorp Stock authorized to be issued but not exchanged for shares of Bank

Stock because of the dissent of a shareholder of the Bank and the receipt by him or her of cash in lieu of shares may be sold by the Exchange Agent at public auction or by private sale (including a sale to BankCorp itself), or through a dealer or by any other reasonable method, at its election, for the best available price, and the net proceeds of any such sale(s) shall be retained by BankCorp.

(f) Lost Certificates. Shareholders of the Bank whose Bank Certificates have been lost, destroyed, stolen, or are otherwise missing shall be entitled to receive BankCorp Certificates representing the BankCorp Stock to which they are entitled in accordance and upon compliance with conditions imposed by the Bank and BankCorp pursuant to North Carolina law, including the requirement that such shareholders provide an affidavit with respect to the loss, destruction or theft of their Bank Certificates, together with an indemnification agreement and surety bond in such sum as the Bank and BankCorp may direct (or other indemnification satisfactory to the Bank and BankCorp) against any claim made against them with respect to shares of Bank Stock represented by the Bank Certificate claimed to have been lost, stolen or destroyed or the shares of BankCorp Stock issued in exchange therefor.

(g) Conversion of Stock Options; Adoption of Stock Option Plans. At the Effective Time, each then current outstanding option to purchase shares of Bank Stock (the “Bank Stock Options”) previously granted pursuant to the Bank’s Incentive Stock Option Plan and Nonstatutory Stock Option Plan, each as amended (the “Plans”), shall be converted, without any action on the part of the Bank, BankCorp, or the holder thereof, into an option to purchase an equal number of shares of BankCorp Stock on the same terms and conditions (including exercise price) as then are in effect with respect to those outstanding Bank Stock Options under the written agreements pertaining thereto and the written plans under which such options were issued. The Plans shall be adopted by BankCorp as its own, and the options to purchase shares of BankCorp Stock into which the Bank Stock Options are converted shall be treated as stock options granted pursuant to the terms of such Plans. Following the Effective Time, BankCorp from time to time may grant additional options to purchase shares of BankCorp Stock in accordance with, and subject to the limitations provided in, the Plans.

1.4. Repurchase of Currently Outstanding BankCorp Stock. At the Effective Time, the outstanding shares of BankCorp Stock shall be repurchased by BankCorp from the holder thereof at a price equal to the price originally paid therefor and those shares shall be cancelled.

1.5. Articles, Bylaws, and Management. The Articles of Incorporation and Bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Bank as the wholly-owned subsidiary of BankCorp, and the officers and directors of the Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The Articles of Incorporation and Bylaws of BankCorp in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of BankCorp as the parent company of the Bank, and the officers and directors of BankCorp in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.6. Closing and Effective Time. The consummation and closing of the Share Exchange (the “Closing”) shall take place at the offices of the Bank in Wilmington, North Carolina, or at such other place as the Bank shall designate, and on a date specified by the Bank (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Share Exchange by governmental or regulatory authorities. At the Closing, the Bank and BankCorp shall take such actions (including without limitation the execution of Articles of Share Exchange under North Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Share Exchange and cause it to become effective. The Share Exchange shall become effective on the date and at the time (the “Effective Time”) so specified in Articles of Share Exchange which shall include the Plan of Share Exchange and which shall be duly executed by BankCorp as the acquiring entity and shall be presented to and filed by the North Carolina Secretary of State, following approval thereof by the North Carolina Commissioner of Banks, all in accordance with North Carolina law.